Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople – SVP, Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Appoints Christopher L. Beers as General Counsel

Stamford, CT. October 20, 2014 — Aircastle Limited (NYSE: AYR) (“Aircastle”, or the “Company”) announced today the appointment of Christopher L. Beers as General Counsel. Prior to joining Aircastle, Mr. Beers held senior positions at GE Capital for 14 years, including Senior Vice President and Associate General Counsel at GE Capital Aviation Services (“GECAS”) from 2009 to 2014, and Senior Vice President and General Counsel of GE Transportation Finance from 2006 to 2009. He also was Senior Vice President and Counsel of GECAS from 2000 to 2006. Previously, Mr. Beers was a Senior Associate at the law firm of Milbank Tweed Hadley and McCloy in New York City. Mr. Beers holds a BS in Economics from Arizona State University and a JD from Pace Law School.

Ron Wainshal, Aircastle’s CEO, commented, “We welcome Chris Beers as our General Counsel, and are pleased to add an experienced industry veteran of his caliber to Aircastle’s management team. With more than 20 years of experience, Chris adds considerable industry experience and expertise to our company. I also thank Alex Green, whose great efforts in serving as Aircastle’s interim General Counsel over the past two months have earned him an expanded role in our Company going forward. Alex has been promoted to Executive Vice President and Associate General Counsel.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2014, Aircastle’s aircraft portfolio consisted of 148 aircraft on lease with 63 customers located in 37 countries.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited